EXHIBIT 10.2

                    ANKLE & FOOT CENTERS OF AMERICA, L.L.C.
                              EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of November 17, 1997 between Ankle & Foot Centers of America, L.L.C. a Delaware limited liability corporation (the "Company"), and Jack N. McCrary, (the "Executive"), and joined into for the purposes hereinafter stated by American Medical Providers, Inc., a Delaware Corporation ("AMP").

     In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein. In addition, the Executive and the Company hereby agree that subject to and effective as of either of the following to occur: (a) the closing of the proposed Initial Public Offering ("IPO") of American Medical Providers, Inc., (formerly Podiatric Newco, Inc., ("AMP"), or (b) the sale or merger by
AMP of substantially all of the assets of AMP or by the Company's shareholders of a controlling interest in AMP's stock, other than in connection with the IPO, this Employment Agreement (the "Agreement") shall be assumed by "AMP") and/or such company into which AMP is merged or by whom AMP is otherwise acquired. Upon either of the events in (a) or (b) above, this Employment Agreement shall supersede that certain letter agreement regarding employment between the Company and Executive, dated as of N/A (the "Prior Agreement"), and the Prior Agreement shall thereupon automatically terminate without further obligation by either Executive or the Company. Upon AMP's assumption of this Agreement, all references to the Company herein shall thereafter refer to AMP.

     2. TERM OF EMPLOYMENT: DUTIES. From the period commencing on the date hereof and ending immediately prior to the Effective Time (as defined in the S-1 registration filed by "AMP" in connection with its IPO (or in the event of a sale or merger ("Sale or Merger") of the Company, as defined in the definitive agreement associated therewith) the employment of the Executive shall be governed by the terms and conditions set forth in the Prior Agreement. The term of this Agreement (the "Term"), and Executive's employment with the Company hereunder, shall commence at the Effective Time and, unless earlier terminated in accordance with the terms hereof, shall continue until the fifth anniversary of the Effective Time (such initial term of the Agreement referred to as the "Initial Term"); PROVIDED, HOWEVER, that the Term shall automatically be renewed for successive, additional five year periods at the end of the Initial Term and each renewal term thereafter, unless either the Company or the Executive provides at least one year's notice to the other of its intention not to renew the Term; and PROVIDED, FURTHER, that if the "IPO", Sale, or Merger, is terminated in accordance with its terms prior to the Effective Time or the "IPO," the Sale or Merger is abandoned or otherwise does not close, (x) this Agreement shall automatically terminate without further obligation by either party hereto, (y) the terms and conditions set forth in this Agreement shall not apply and (z) the employment of the Executive shall continue to be governed by the terms and conditions set forth in the Prior Agreement.

     During the Term, the Executive shall be employed as the President, and Chief Executive Officer of the Company, and serve as Chairman of the Company's Executive Committee, reporting to the Board of Directors of the Company, serving the Board of Directors of the Company (the "Board") with the traditional duties, responsibilities and authority of such office companies similar in size to the Company including the duties authorized as is set forth on Exhibit B attached hereto. Executive shall during the term hereof serve as a member of the Board of Directors and will serve as its Chairman. The Executive agrees that he shall perform his duties hereunder faithfully and to the best of his abilities and in furtherance of the business of the Company and its subsidiaries and shall devote substantially all of his business time, energy and attention to the business of the Company and its subsidiaries. Notwithstanding the above, the Company acknowledges and agrees that Executive will be permitted to devote a reasonable amount of business time, energy, and attention to pursuit of activities on behalf of the entities described on Exhibit 2, attached hereto and pursue other business and personal endeavors that do not reasonably interfere with his duties under this Agreement.

     3.  COMPENSATION AND RELATED MATTERS.

     (a) BASE SALARY. During the Term, the Company shall pay to the executive an initial annual base salary, (the "Base Salary") as set forth on Exhibit A, payable in accordance with the Company's normal payroll practices or as the Company and the Executive may otherwise agree. The Base Salary shall be reviewed by the Company annually and shall be subject to discretionary increase by the Company from time to time, but shall not be decreased from the rate in effect at any time and from time to time during the Term.

     (b) ANNUAL PERFORMANCE BONUS. Executive shall be entitled to participate in the Company's Executive Officer Performance Bonus Plan or any similar or successor annual bonus plan of the Company, (the "Performance Bonus Plan") and to receive an annual performance bonus upon the achievement of one or more annual performance goals, (the "Performance Goals") in accordance with the terms of the Performance Bonus Plan; PROVIDED, that Executive's annual target bonus under the Performance Bonus Plan (the "Annual Target Bonus") shall not be less than 75% of the Base Salary in effect at the time the Performance Goals for such plan year are established.

     (c) LONG-TERM INCENTIVE. The Executive shall be eligible to participate in any long-term incentive compensation and/or stock option plans maintained from time to time by the Company. In addition, pursuant to prior action of the Stock Option Committee of the Board, Executive has previously been granted an option, (the "Market Option") to purchase One Hundred Thousand (100,000) shares of the Company common stock, 001 par value, (the "Common Stock") at an exercise price equal to the price to the public in connection with AMP's IPO, with a term of 10 years from the date of grant. The Market Option will vest twenty-five (25%) per annum on each of the first through fourth anniversaries of the Effective Time; PROVIDED, that the Market Option will not become exercisable in whole or in part in the event the Market Option is terminated in accordance with its terms prior to the Effective Time or if the IPO, Sale or Merger is abandoned or otherwise does not close; and PROVIDED, FURTHER, that the Market Option shall be subject to the terms of the American Medical Providers, Inc., 1997 Stock Incentive Plan and the stock option agreement to be entered into in connection with the grant of the Market Option.

     (d) BENEFITS. PERQUISITES AND EXPENSES. During the Term, the Executive shall be eligible to participate in employee benefit and fringe benefit plans and programs generally available to the executive officers of the Company and such additional benefits as the Board may from time to time provide. In addition, Executive shall be entitled to receive the personal benefits described on Exhibit A hereto. Executive shall be entitled to reimbursement for business expenses, including travel and entertainment; PROVIDED, that such reimbursement shall be limited to reasonable and necessary expenses incurred by Executive in connection with the performance of duties on behalf of the Company subject to:
(i) timely submission of a properly executed Company expense report form accompanied by appropriate supporting documentation, and (ii) compliance with Company policies and procedures governing business expense reimbursement and reporting based upon principles and guidelines established by the Audit Committee of the Board, including periodic audits by the Internal Audit Department of the Company and/or the Audit Committee of the Board.

     (e) RETIREMENT BENEFITS. The Executive shall be entitled to participate in any Supplemental Executive Retirement Plan or any similar or successor plan, (the "SERP") and in any tax qualified and any other supplemental pension plans should such plans be generally available to the executive officers of the Company.

     4. TERMINATION OF EXECUTIVE. Prior to the expiration of the Term and subject to the payment of the amounts required under Section 5, the Executive's employment with the Company may be terminated, (a) by the Company for Cause, (as defined herein) or without Cause, (b) by the Executive for or without Good Reason (as defined herein), (c) by reason of the Executive's death or Disability, (as defined herein) or (d) by the mutual written consent of the parties hereto. For purposes of this Agreement:

          (i) "Cause" means; (A) conviction of, plea of guilty, or voluntary settlement of embezzlement, theft, or fraud involving the Company; (B) actions which have had or will likely have a material adverse financial effect on the Company as a whole for an extended period of time, where appropriate evidence exists that such actions are directly attributable to them; (i) gross management negligence or repeated ineptitude of the Executive and/or; (ii) deliberate refusal of the Executive to follow the instructions or directions of the Board; (C) conviction of or a plea of guilty or NOLO CONTENDERE to a felony, other than a felony involving a moving violation; (D) violation of the non-compete or confidentiality provisions of this Agreement, PROVIDED that no such violation will be deemed to have occurred if, within 30 days following receipt by Executive of a notice from the Board identifying the violation, the Executive, (i) cures the violation, and (ii) establishes that the violation was unintentional and not reasonably likely to result in harm to the Company, in each case to the reasonable satisfaction of the Board; (E) material incapacitation or repeated absence from work due to reckless and self-abusive behavior or conduct, such as alcoholism and/or drug abuse, which renders Executive incapable of performing his duties; PROVIDED, that physical or mental disability due to injury or disease shall not be grounds for termination for Cause; (F) gross insubordination or persistent refusal to follow reasonable instructions; or (G) inability to perform the duties of the Executive's office or consistent failure to perform in accordance with reasonable expectations due to incompetence, or due to repeated and unexcused absence from work having a material adverse effect on the Company provided that mere failure to achieve performance targets or expectations (including without limitation, those set forth in the Performance Bonus Plan) shall not in and of itself constitute Cause hereunder.

          For purposes of this Agreement, the Board shall have 60 days to terminate the Executive for Cause following the date on which the Board discovers the existence of a specific set of facts that, in the aggregate, then constitute Cause, after which period no Cause with respect to such specific set of facts shall be deemed to exist; PROVIDED. that the repetition or reoccurrence of the same or a similar set of facts shall constitute separate ground for termination for Cause.

          (ii) "Disability" means the Executive's absence from the full-time performance of his duties with the Company for one hundred eighty (180) continuous days or more within any period of 12 consecutive months as a result of the Executive's incapacity due to mental or physical illness; PROVIDED, that during any period prior to the termination of Executive's employment by reason of Disability in which Executive is absent from the full-time performance of his duties with the Company due to Disability, the Company shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability;

          (iii) "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events:

             (A) a reduction by the Company in the Executive's Base Salary or Annual Target Bonus in effect from time to time; (B) a material reduction in the aggregate level of participation in and/or compensation and benefit opportunities under all other compensation and employee benefit plans in which Executive is entitled to participate from time to time; PROVIDED, HOWEVER, that changes affecting the participation in or benefits under such plans (other than the Performance Bonus Plan, any SERP and the benefits described in Exhibit (A)) with respect to similarly situated executives of the Company shall not constitute Good Reason hereunder; (C) a reduction in the Executive's titles, duties or authority with the Company; (D) notification by the Company of its intention to renew this Agreement pursuant to the provisions of Section 2; (E) the termination of the Executive's employment by the executive for any reason within 12 months following a Change in Control (as defined herein); (F) relocation of the Company's Corporate offices by more than 25 miles from its present location at 3555 Timmons Lane, Houston, Texas 77027; (G) failure of Executive to be elected to the Board of Directors of the Company or to be elected its Chairman; (H) encroachment by the Board on the Executives right to manage the Company as set forth on Exhibit B; or (1) a change in who Executives reports to occurs.

          (iv) "Change in Control," means the occurrence of any one of the following events:

             (A) any "person", (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the

        Exchange Act) becomes an Acquiring Person, (as such term is defined in the Company's Shareholder Protection Rights Agreement to be adopted at the Effective Time) or any person that is not bound by the Shareholder Agreement of the Company to be entered into in connection with the Merger, (the "Shareholder Agreement") becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the undiluted total voting power of the Company's then outstanding securities eligible to vote for the election of members of the Board, (the "Company Voting Securities"); PROVIDED, HOWEVER, that no event described in the immediately preceding clause shall be deemed to constitute a Change in Control by virtue of any of the following: (i) an acquisition of Company Voting Securities by the Company and/or one or more direct or indirect majority-owned subsidiaries of the Company, (ii) an acquisition of Company Voting Securities by any employee benefit plan sponsored or maintained by the Company or any corporation controlled by the Company,
        (iii) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) any acquisition by the Executive or any "group", (as such term is defined in Rule 3d-5 under the Exchange Act) of persons including the Executive; or

             (B)  Individuals who, at the beginning of any period of twenty-four
        (24) consecutive months, constitute the Board, (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; PROVIDED, HOWEVER, that any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company's shareholders was approved by either, (i) the Board consistent with the terms of the Shareholder Agreement, during the period the Shareholder Agreement is in effect, or
        (ii) a vote of at least 60% of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (B), considered as though such person were a member of the Incumbent Board; PROVIDED, FURTHER, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board; or

             (C) there is consummated a merger or consolidation of the Company or a subsidiary thereof with or into any other corporation other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, represent immediately after such merger or consolidation at least 60% of the combined voting power of the then outstanding voting securities of either the Company or the other entity which survives such merger or consolidation or any parent of such other entity; or

             (D) the stockholders of the Company approve, (i) a plan of complete liquidation or dissolution of the Company, or (ii) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     5.  PAYMENTS UPON TERMINATION OF EXECUTIVE.

     (a) If the employment of the Executive shall be terminated other than by reason of death or Disability, (i) by the Company (other than for Cause), or
(ii) by the Executive for Good Reason, then the Company shall pay or provide to the Executive, (or the Executive's beneficiary or estate):

     (1) within thirty (30) days following the date of such termination of employment ("Termination Date"), a lump-sum cash amount equal to the sum of,
(i) the Executive's unpaid Base Salary through the Termination Date, (ii) any accrued but unpaid annual bonus under the Performance Bonus Plan in respect of the annual bonus period preceding the bonus period in which the Termination Date occurs, (iii) any unpaid reimbursable business expenses properly incurred through the Termination Date, and (iv) a bonus payment equal to the Executive's Annual Target Bonus in the year of termination, multiplied by a fraction the numerator of which is the number of months in the bonus year of termination in which the Executive has worked at least one day and the denominator of which is 12;

     (2) within thirty (30) days following the Termination Date, a lump-sum cash amount equal to the greater of; (A) the Executive's then Base Salary payable over the remainder of the Term plus a bonus equal to the Executive's Annual Target Bonus in the year of termination multiplied by a fraction the numerator of which is the number of complete months remaining in the Term and the denominator of which is 12, or (B) 3.0 times the sum of: (i) the Executive's annual rate of Base Salary as of the Termination Date plus, (ii) the Annual Target Bonus for the year in which the Termination Date occurs, (in each such case, Executive's Base Salary and Annual Target Bonus being determined without taking into account any reductions thereto constituting Good Reason).

     (3) for a period terminating on the earlier of; (A) the commencement of the provision of substantially equivalent benefits by a new employer; or (B) the later of, (i) the last day of the Term, or (ii) twenty-four (24) months following the Termination Date, the Company shall continue to keep in full force and effect, (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with substantially the same level of coverage, upon substantially the same terms and otherwise substantially to the same extent as such policies shall have been in effect immediately prior to the Termination Date, and, as applicable, the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the date of termination;

     (4) for purposes of determining final average compensation, (or making any similar calculation) and years of service, (for purposes of eligibility, vesting and benefit accrual) under any tax-qualified of supplemental defined benefit retirement plan, (including without limitation any SERP) Executive shall be deemed to have remained employed by the Company hereunder until the end of the Term and to have received his then current Base Salary and Annual Target Bonus through the end of the Term; PROVIDED, that to the extent such benefits cannot be accrued under and paid from any tax-qualified pension plan, such benefits shall be accrued under and paid from any SERP or other supplemental plan.

     (5) all options to purchase Common Stock held by the Executive shall immediately become fully vested and exercisable and shall remain exercisable until the later of; (A) the date that is 24 months following the Termination Date; and (B) the expiration of the stated term of such options; and

     (b) If the employment of the Executive shall be terminated, (i) by reason of the Executive's death or Disability, (ii) by the Company for Cause, (iii) by the Executive without Good Reason, or (iv) by the mutual written consent of the parties hereto, (each a "Non-qualifying Termination"), then the Company shall pay to the Executive (or the Executive's beneficiary or estate) within thirty
(30) days following the Termination Date a lump-sum cash amount equal to the sum of the Executive's unpaid Base Salary through the Termination Date plus any bonus payments which have been earned or become payable, to the extent not theretofore paid, plus any unpaid reimbursable business expenses properly incurred through the Termination Date. In addition, Executive (or the Executive's beneficiary or estate) shall have no less than ninety days following the termination of his employment pursuant to a Non-qualifying Termination to exercise any outstanding options to the extent vested and exercisable as of the Termination Date. If the employment of the Executive shall be terminated, by reason of the Executive's death or Disability, for a period terminating on the earlier of; (A) the commencement of the provision of substantially equivalent benefits by a new employer; or (B) the later of, (i) the last day of the Term, or (ii) twenty-four (24) months following the Termination Date, the Company shall continue to keep in full force and effect, (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with substantially the same level of coverage, upon substantially the same terms and otherwise substantially to the same extent as such policies shall have been in effect immediately prior to the Termination Date, and, as applicable, the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date;

     6.  CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

     (a) Notwithstanding anything in this Agreement to the contrary, in the event that any payment or distribution by the Company, by any affiliate of the Company or by any person whose actions result in a change in control of the Company, (to the extent the Company approves of the arrangements pursuant to which the payment by such person is made to the Executive) to or for the benefit of the Executive, (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise, but determined without regard to any additional payments required under this Section 6), (a
"Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax, such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax") then the Executive shall be entitled to receive an additional payment, (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes, (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes and Excise Tax, imposed upon the Gross-Up Payment but before deduction for any federal, state or local income or other tax upon the Payments, the Executive will retain a net amount equal to the sum of, (i) the Payments, and (ii) an amount equal to the product of any deductions, (or portions thereof) disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income for federal income tax purposes and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to, (1) pay applicable federal income taxes at the highest applicable marginal rate of federal income taxation (including surcharges) for the calendar year in which the Gross-Up Payment is to be made,
(2) pay applicable state and local income taxes at the highest applicable marginal rate of taxation, (including surcharges) for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and (3) have otherwise allowable deductions for federal income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income.

     (b) Subject to the provisions of Section 6(a), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the change in control, (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen
(15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company, (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Executive may appoint another nationally recognized public accounting firm reasonably acceptable to the Company to make the determinations required hereunder, (which accounting firm shall then be referred to as the Accounting Firm hereunder). All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company and, subject to applicable law and obligation to the Company's stockholders, the Company shall enter into any agreement reasonably requested by the Accounting Firm that is generally recognized as standard in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 6 with respect to any Payment shall be made no later than thirty (30) days following the date of such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive's applicable federal income tax return should not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up
Payments are made by the Company which should not have been made, ("Overpayment") consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment, (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of the Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment, (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive to or for the benefit of the Company. The Executive shall cooperate, to the extent his reasonable expenses in connection therewith are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

     7. WITHHOLDING TAXES. The Company shall have the right to withhold from any and all payments due to the Executive, (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

     8.  SUCCESSORS: BINDING AGREEMENT.

     (a) This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other, assign, or transfer this Agreement or any rights or obligations hereunder; PROVIDED, that in the event of the merger, consolidation, transfer or sale of substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder, all references herein to the "Company" shall refer to such successor.

     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts remain payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive's estate.

     9.  RESOLUTION OF DISPUTES; LEGAL FEES: NO MITIGATION.

     (a) Except as provided in Sections 10 and 11, all disputes hereunder shall be settled by final, binding arbitration, conducted before a panel of three (3) arbitrators in Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment on the arbitration award may be entered in any court having jurisdiction. The Company shall bear the expenses of such arbitration.

     (b) If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall advance and reimburse the Executive, on a current basis, all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute; PROVIDED, that the Executive agrees to return any advanced or reimbursed expenses to the extent the arbitrators, (or the court, in the case of a dispute described in Section 10 or 11) determine that the Company has prevailed as to the material issues raised in determination of the dispute.

     (c) The Company's obligation to make any payments provided for in this Agreement to the Executive and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

     10.  NON-COMPETITION.

     (a) DISCLOSURE. The Executive has disclosed to the Board, in writing, all heathcare-related interests, investments, or business activities, whether as proprietor, stockholder, partner, co-venturer, director, officer, employee, independent contractor, agent, consultant, or in any other capacity or manner whatsoever. The

Executive shall notify the Board, in writing, of any changes in or additions to such interests, activities or investments permitted in accordance with terms of this Agreement, within 15 days of such change or addition.

     (b) PROHIBITED ACTIVITY. Without the written consent of a majority of the Independent Directors, the Executive may not engage in any of the following actions during the period that is; (A) prior to the Executive's termination of employment with the Company; (B) within two years following the termination of his employment with the Company during the Initial Term is such termination is by the Company for Cause or by the Executive other than for Good Reason; and (C) within one year following his termination of employment during the Term but after the Initial Term of such termination is by the Company for Cause or by the Executive other than Good Reason.

     (i) own, either directly or indirectly, any interest in any business that competes with the "Primary Business" in which the Company or any subsidiary or affiliate is engaged, within a radius of 20 miles from any site, facility, or location which is owned, managed or operated by or affiliated with the Company or any of its subsidiaries and affiliates, including Podiatric Physician practices of any kind. For purposes of this Agreement, "Primary Business" shall mean the delivery of Podiatric healthcare services in markets where the Company or its subsidiaries own, operate or manage Physician Practices or Ambulatory Surgery Centers. These Podiatric healthcare services can include but are not limited to; (A) individual Podiatric Physician Practices and/or Podiatric physician-based organizations such as primary care and specialty clinics, Podiatric Physician-hospital organizations ("PMOs") or medical service organizations ("MSOs"), or Podiatric Physician medical groups; and (B) ambulatory programs such as home health care, ambulatory surgery, occupational and sports medicine centers, and other diagnostic, rehabilitative and treatment services for Podiatric patients. Some of these services, sites and facilities may be located in satellite areas for the purpose of extending the Physician Practice's geographic service area and to serve as access points and/or referral sources for either the local delivery system or the Physician Practice's geographic service area and to serve as access points and/or referral sources for either the local delivery system or the Physician Practice's. The Board may modify, from time to time, the definition of Primary Business to include any additional Podiatric business or service in which the Company may engage during the Term or to exclude any business or service in which the Company ceases to engage. The definition of "Primary Business" may also be modified to include any Podiatric business or service into which, as of the Termination Date, the Company definitively intends to expand, regardless of whether such expansion actually occurs after the Executive's termination. For purposes of the preceding sentence, the date on which a modification of the definition of "Primary Business" shall be effective shall be the date on which the Executive is provided written notice of such modification, (the "Notice Date") PROVIDED, HOWEVER, that no such modification as to which notice is provided on or after the Termination Date shall be effective against the Executive; and PROVIDED, FURTHER, that no such modification shall be effective with respect to any interests, investments or business activities engaged in by Executive prior to the Notice Date of such modification and properly disclosed prior to such Notice Date pursuant to Section 10(a);

     (ii) participate or serve, either directly or indirectly, whether as a proprietor, stockholder, partner, co-venturer, director, officer, employee, independent contractor, agent, consultant, or in any other capacity or manner whatsoever in any business or service activity that competes with the Primary Business;

     (iii) directly or indirectly, solicit or recruit any individual employed by the Company, its subsidiaries or affiliates for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee, or convey any confidential information or trade secrets regarding other employees of the Company, its subsidiaries or affiliates to any other person; or

     (iv) directly or indirectly, influence or attempt to influence customers of the Company or any of its subsidiaries or affiliates to direct their business to any competitor of the Company; PROVIDED, HOWEVER, that neither, (i) the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d under the Exchange Act, as a passive investment, of not more than five percent (5%) of the voting stock of any publicly held corporation, nor (ii) the beneficial ownership by

Executive of any interest described in the first sentence of Section 10(a) and properly and timely disclosed in accordance with the terms therewith, shall alone constitute a violation of this Agreement.

     In the event that the Executive engages in the conduct proscribed by this
Section 10, the Executive agrees to repay any lump-sum severance amount received pursuant to Section 5 of this Agreement, and all outstanding stock options held by the Executive shall expire as of the date of the Executive's commencement of such proscribed conduct. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate in violation of this Agreement and that the Company would by reason of such competition be entitled to preliminary or injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such preliminary or injunctive relief in such a court prohibiting Executive from competing with the Company or any subsidiary or affiliate in violation of this Agreement upon an appropriate finding by such court that Executive has violated this Section 10.

     (c) UNENFORCEABLE PROVISIONS. It is the desire and the intent of the parties that the provisions of this Section 10 shall be enforceable to the fullest extent permissible under applicable law and public policy. Accordingly, if this Section 10 or any portion thereof shall be adjudicated to be invalid or unenforceable whether because of the duration and scope of the covenants set forth herein or otherwise, the length and scope of the restrictions set forth in this Section 10 shall be reduced to the extent necessary so that this covenant may be enforced to the fullest extent possible under applicable law.

     11. CONFIDENTIAL INFORMATION. The Executive acknowledges that in his employment hereunder, and during prior periods of employment with the Company and/or its subsidiaries, he has occupied and will continue to occupy a position of trust and confidence. The Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, until the expiration of the applicable periods described in Section 10(b) or until such information shall have become public other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries and affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not publicly disclosed by the Company or otherwise generally available to members of the public seeking such information and that was learned by the Executive in the course of his employment by the Company, its subsidiaries and affiliates, including, (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records, (including computer records) of the documents containing such Confidential Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company, its subsidiaries and affiliates a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information, (and all copies thereof) furnished by the Company, its subsidiaries or affiliates or prepared by the Executive during the term of his employment by the Company, its subsidiaries and affiliates.

     In the event that the Executive engages in any conduct proscribed by this
Section 11, the Executive agrees to repay any lump-sum severance amount received pursuant to Section 5 of this Agreement, and all outstanding stock options held by the Executive shall expire as of the date of the Executive's commencement of such proscribed conduct. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to disclose or threaten to disclose Confidential Information regarding the Company or any subsidiary or affiliate in violation of this Agreement or otherwise fail to comply with the provisions of this Section 11, and that the Company would, by reason of such disclosure or threatened disclosure or other failure to comply, be entitled to preliminary or permanent injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such preliminary or permanent injunctive relief in such a court prohibiting Executive from disclosing Confidential Information in violation of this Agreement or otherwise requiring Executive to comply with the provisions of this Section 11 upon an appropriate finding by such court that Executive has violated this
Section 11.

     12. NOTICE. For the purposes of this Agreement, any notices, demands and all other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon; (A) transmitter's confirmation of a receipt of a facsimile transmission; (B) confirmed delivery by a standard overnight carrier; or (C) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed as follows, (or at such other address as the parties hereto shall specify by like notice);

If to Executive:           Jack N. McCrary
                           3555 Timmons Lane, Suite 1550
                           Houston, TX 77027
If to Company:             American Medical Providers, Inc.
                           3555 Timmons Lane, Suite 1550
                           Houston, Texas 77027
                           Attention: Chief Executive Officer

     13. AMENDMENT WAIVER. No provisions of this Agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in a written document signed by the Executive and such officer of the Company, as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     14. ENTIRE AGREEMENT. This Agreement and Exhibit A hereto set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     15. GOVERNING LAW: VENUE: VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to the principle of conflicts of laws and, at the election of the Executive, the venue of any dispute arising under this Agreement shall be Texas. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

     16. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     17. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day of December, 1997.

Ankle and Foot Centers of America,
LLC.

By:        /s/WAYNE A. BERTSCH

Name:         Wayne A. Bertsch

Title:

Executive: /s/JACK N. McCRARY

     Joined into for the purpose hereabove stated by American Medical Providers,
Inc., this       day of December, 1997.

By:        /s/WAYNE A. BERTSCH

Name:         Wayne A. Bertsch

Title:

                                   EXHIBIT A

                        COMPENSATION AND LEAVE POLICIES

  BASE COMPENSATION

     Commencing with the Initial Public Offering (the "IPO") Date (the "IPO Date") of AMP, (or the Sale Merger of AMP's Shares other than the IPO ("Sale or Merger Date"), Executive shall be paid by the Company a base salary of not less than Three Hundred Thousand Dollars, ($300,000.00) per annum. In the event that AMP successfully completes its IPO or there is a Sale or Merger, (other than the IPO) AFCA will pay to Executive the sum of $300,000 for services rendered prior to the IPO Date, (or the Sale or Merger Date, if appropriate) and AMP will reimburse AFCE therefor as part of the IPO or Sale or Merger.

  INVENTIVE COMPENSATION

     Executive shall participate in the Company's Executive Officers Performance Plan with his annual "Target Bonus" not being less than 75% of his Base
Salary.

  LEAVE-VACATION AND HOLIDAYS

     Executive shall be entitled to leave of six (6) weeks per annum, to be taken in accordance with Employer's regular vacation policies. Executive shall be entitled to at least nine (9) paid holidays per annum in accordance with Employer regular paid holidays policies.

  BENEFITS

     Health Insurance including major medical for personal, family and dependents at no cost to Executive.

     Life Insurance equivalent to four times Executive salary.

     Disability insurance equivalent to 60% of Base Salary upon permanent disability.

  OTHER PAYMENTS:

     Executive shall be reimbursed up to $5,000 for the cost of an annual health examination.

     Executive shall receive a minimum of $1,000 per month as an automobile allowance.

     Executive shall be reimbursed up to $300.00 per month for membership dues.

                                   EXHIBIT B

                        AMERICAN MEDICAL PROVIDERS, INC
                                  ("PARENT")
                              SUMMARY OF TERMS OF
                             EMPLOYMENT AGREEMENTS
                         (SUBJECT TO NEGOTIATIONS WITH
                               NAMED EXECUTIVES)

     MANAGEMENT DUTIES AND AUTHORITY: Mr. McCrary shall serve as a member of and Chairman of the Parent Board of Directors, as President and chief Executive Officer of Parent, ("CEO") and Chairman of the Executive Committee of the Parent Board, ("Chairman").

     EXCLUSIVE AUTHORITIES: In his capacity as CEO, Mr. McCrary shall, subject to the oversight of the Parent Board, have exclusive authority and responsibility for managing the day to day operations of Parent and its subsidiaries, including the exclusive right to authorize Parent to engage in the following actions:

          1. relocation of the corporate offices of Parent;

          2. any transaction involving capital expenditures up to $5 million provided there is cash on hand at the Parent for such expenditure;

          3. the determination of the compensation of and employment and corporate policies applicable to employees of Parent and its subsidiaries to the extent that such determination is consistent with a budget that has been approved by the Parent Board and implementation of the corporate budget and controlling corporate expenses;

          4. approval of the selection of the senior lender participants and agent bank in any corporate financing; and

          5. presentation of proposals of the executive officers of Parent to the Parent Board or any Committee thereof.

     RESTRICTIONS ON MANAGEMENT AUTHORITY: Mr. McCrary shall not be permitted to use any of his authority as CEO and Chairman to cause Parent to engage any of the following activities without first obtaining the consent of the Parent
Board:

          -- issuing debt obligations of Parent, except with respect to acquisitions of physician's practices, and provided that the total consideration in debt, cash, and stock is less that $10.0 million dollars.

          -- issuing any equity securities of Parent, except with respect to acquisitions of physicians practices, and provided that the total consideration in debt, cash, and stock is less than $10.0 million dollars;

          --  materially changing Parent's business strategy;

          --  amending Parent's corporate charter or bylaws;

          -- entering into a transaction, (other than an acquisition of a business) involving the expenditure by Parent of more than $5 million, ($10 million in the case of construction and renovation projects or real estate acquisitions);

          --  approving Parent's annual operating and capital budget; or

          -- making an acquisition of any business involving an expenditure by Parent of more than $10 million.

     In addition, Mr. McCrary shall not be permitted, (other than in his capacity as Chairman Executive Committee) to cause Parent to engage in the following activities without the approval of the Parent Board or the Executive Committee;

          -- entering into transactions over the course of a fiscal year involving expenditures by Parent of more than $20 million, except with respect to acquisitions of physician practices or related ancillary businesses;

          -- making any acquisition involving an expenditure by Parent of more than $10.0 million;

          --  materially changing Parent's business strategy; or

          -- determining the compensation, (including long-term incentive compensation) of or employment policies specifically applicable to the executive officers of Parent.

     RESIDUAL MANAGEMENT AUTHORITY: Any other duties, authority and responsibilities that are not explicitly reserved for the Parent Board or the Executive Committee shall be reserved for Mr. McCrary.